Exhibit 10.12

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

STANDARD EXCLUSIVE LICENSE AGREEMENT

UFRF Agreement No: [**]

TABLE OF CONTENTS

Section 1	Definitions
Section 2	Grant
Section 3	Diligence Obligations
Section 4	Financial Consideration
Section 5	Reports, Records and Accounting
Section 6	Patent Prosecution
Section 7	Enforcement and Defense
Section 8	Term and Termination
Section 9	Assignability
Section 10	Dispute Resolution
Section 11	Indemnification and Insurance
Section 12	Warranties and Disclaimers
Section 13	Use of Names
Section 14	Notices
Section 15	Confidentiality
Section 16	Compliance
Section 17	Miscellaneous

Appendix A – Patent Rights
Appendix B – Development Plan
Appendix C – Development Report
Appendix D – UFRF Royalty Report

This Agreement is effective as of the last signature on this agreement, (the “Effective Date”) between the University of Florida Research Foundation, Incorporated, a nonstock, nonprofit Florida corporation (“UFRF”), and Decibel Therapeutics, Inc., a Corporation organized under the laws of the state of Delaware (“Licensee”).

WHEREAS, UFRF has intellectual property rights in Patent Rights jointly owned with University of California San Francisco (“UCSF”), further described herein that it desires to have developed and used for the public benefit;

WHEREAS UFRF and UCSF are licensing their rights in the Patent Rights separately,

WHEREAS, Licensee has the capability and is willing to commit itself to developing and bringing to market products embodying the intellectual property; and

WHEREAS, Licensee desires to obtain from UFRF and UFRF is willing to grant to Licensee a license to its interest in the intellectual property under the terms and conditions set forth in this Agreement.

THEREFORE, the parties hereby agree as follows:

Section 1 Definitions

“Affiliate” means any entity that directly or indirectly owns or controls, is owned or controlled by; or is under common ownership or control with a party to this Agreement; where “ownership” and “control” mean: (a) possession, or the right to possession, of at least 50% of the voting stock of the entity;(b) the power to direct the management and policies of the entity; or (c) the power to appoint or remove a majority of the board of directors of the entity. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

“Confidential Information” means information or material disclosed by one party (“disclosing party”) to the other party (“receiving party”) that is marked as confidential at the time of disclosure or, if first disclosed orally or observed, is identified as confidential at the time of disclosure and summarized in a marked writing delivered to receiving party within [**] after first oral disclosure. Confidential Information does not include information or material that: (a) is in the public domain other than through acts or omissions of receiving party, or anyone that accessed the Confidential Information from receiving party; (b) is already known at the time of disclosure as shown by competent evidence; (c) is independently developed by the receiving party without knowledge of the Confidential Information, as shown by contemporaneously written records; or (d) is lawfully disclosed to receiving party by a third party without restriction.

“Development Plan” means the written plan, attached as Appendix B and, as it may be updated from time to time, incorporated herein, describing the development and commercialization activities that Licensee will undertake to bring Licensed Products to the market.

“Development Report” means each written report submitted by Licensee under Section 3.2 that contains at least the information specified on Appendix C, attached and incorporated herein, describing Licensee’s progress under the Development Plan.

“Equity Interests” means equity securities or membership units of an entity or securities or membership units that are convertible into the entity’s equity securities or membership units.

“including” means including, non-exhaustively, and without restriction to items of the same kind or nature.

“Investigator” means Dr. William Hauswirth.

“Licensed Field” means the treatment of disease and disorders resulting from the loss or deficiency of Otoferlin and excludes all other fields.

“Licensed Product(s)” means any product or process, or part thereof, on a country-by-country basis, that (i) is covered in whole or in part by a Valid Claim contained in the Patent Rights, in any country in which such product or process is made, used, imported or sold or (ii) is manufactured by using a process which is covered in whole or in part by a Valid Claim contained in the Patent Rights, in any country in which any such process is used, imported or sold or in which any such product is used, imported or sold

“Licensee IP” means any and all intellectual property (including patents and patent applications) of Licensee (a) that is discovered, developed or created by Licensee in the course of performing activities under this Agreement (including those pursuant to the Development Plan) and (b) constitutes an improvement, enhancement, or derivative of the URFR Patent Rights, or know-how.

“Net Sales” means the total gross amount invoiced by Licensee or Sublicensee on account of sales, lease, transfer, performance or otherwise providing Licensed Product, after deduction of all the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent documented and included in the invoiced amount and attributable only to Licensed Product(s):

(a) customary trade, quantity and cash discounts or rebates actually given;

(b) allowances, credits or returns actually given;

(c) discounts mandated by and actually granted solely to meet the requirements of law, including required chargebacks and retroactive price reductions required by law;

(d) sales and value added tax actually paid by and not reimbursed to the Licensee and included in the gross invoice amount, and

(e) any charges for insurance, and transportation and duty charges actually paid, if charged separately and included in the gross invoiced amount.

Net Sales on Licensed Products transferred as part of a non-cash exchange, or to an Affiliate or Sublicensee or otherwise that is not an arms-length transaction shall be the average amount invoiced to unaffiliated third parties in an arms-length transaction for the same Licensed Products in the same country in the same reporting period. If there is no average amount, then UFRF shall select another reasonable benchmark. Net Sales accrue with the first of delivery, payment or invoice.

“Patent Rights” means: (a) the patent(s)/patent application(s) as listed on Appendix A, attached and incorporated herein; (b) all United States, PCT and foreign patents and patent applications claiming priority to or from any of the patent(s) and patent application(s) listed on Appendix A, including divisionals, continuations and continuations-in-part; (c) all patents issuing from any of the foregoing; and (d) all reissues and re-examinations, and any extensions, restorations, or supplementary protection certificates referencing any of the foregoing; in each case only to the extent of the claimed subject matter that is fully disclosed and enabled to satisfy 35 U.S.C. §112 by the disclosures in the patent(s) and patent application(s) listed on Appendix A.

“Sublicense” means any agreement, however captioned and regardless of how the conveyances are referred to therein, in which Licensee directly or indirectly grants, agrees not to assert, agrees not to practice, or is under an obligation to do any of the foregoing and/or any agreement that permits the making, offering for sale, using, selling or importing of Licensed Products. So defined, a Sublicense includes any agreement that permits any use of all or part of the Patent Rights for research and/or development, and whether it is a stand-alone agreement or arrangement or part of a broader collaboration, development, or joint venture agreement or arrangement.

“Sublicensee” means any third party, including any Affiliate, who is a party to a Sublicense.

“Sublicensing Revenue” means any and all consideration received or payable to the Licensee from any Sublicensee under or otherwise in connection with a Sublicense of the Licensee’s rights under this Agreement, including license issue fees, lump sum payments, milestone payments, maintenance fees, profit sharing, joint marketing fee, equity or other payments of any kind whatsoever, irrespective of whether such consideration is received in the form of cash, offsets, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a payment for Licensee equity that exceeds the pre-Sublicense fair market value of the equity, equity exchanges, or any other form whatever, excluding: (a) [**], (b) amounts received by the Licensee as the purchase price, for Licensee equity securities (including stock of whatever class or series, and including the purchase price for warrants and the exercise price under such warrants, or as convertible debt, of the Licensee , to the extent they do not exceed the fair market value of such equity at the time purchase occurs, (c) reimbursements of patent prosecution costs actually incurred by UFRF and reimbursed by Licensee directly related to the specific Licensed Product being sublicensed, and (d) if accompanied by competent documentary evidence: (i) loans, financing or reimbursement of the direct costs of bona fide future research and development of a Licensed Product (and not other products); and (ii) for any payment based on the same event that triggers a milestone payment to UFRF under Section 4.5(a), the amount due to UFRF for the corresponding milestone under Section 4.5(a). In no event shall the excluded amount be greater than the corresponding payment required in Section 4.5(a). For clarity, payments made by Regeneron Pharmaceuticals to Licensee under its Collaboration and License Agreement, dated as of November 15, 2017, based on costs of research and development shall not be considered Sublicensing Revenue to the extent that they otherwise meet the definition of exclusion (d)(i) above whether such payments occur in the form of milestones or ongoing reimbursement of costs.

“Valid Claim” means, with respect to a particular country, (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) lost through an interference proceeding; or (b) a pending claim in an application within the Patent Rights and that has not been pending for more than [**] from the earliest priority date of [**] (at which time such pending claim shall cease to be a Valid Claim unless and until such claim becomes a Valid Claim of an issued patent). For clarity, if a pending claim issues and meets the requirements of (a) above, it is a Valid Claim regardless of the amount of time such claim was pending.

The following terms have the meaning given them in the Section indicated.

Term	Section
Additional Application	Section 3.4
CDA	Section 15.1
Challenge	Section 7.7
Effective Date	Preamble
Indemnitees	Section 11.1
Licensee	Preamble
Royalty Term	Section 8.1(b)
Sell-Off Period	Section 8.8
Term	Section 8.1(a)
UFRF	Preamble

Section 2 Grant

2.1 Patent Rights. Subject to the terms and conditions of this Agreement and Licensee’s compliance with them, UFRF grants to Licensee, and Licensee accepts, an exclusive, non-transferable, worldwide license, limited to the Licensed Field, with the right to sublicense solely as set forth in Section 2.5, under UFRF’s interest in the Patent Rights to make, have made, use, sell, have sold, and import royalty-bearing Licensed Products solely in the Licensed Field.

2.2 Retained Rights. UFRF reserves: (a) for itself, the University of Florida, including Shands Teaching Hospital and University of Florida patient care facilities, and, any non-profit institution or governmental entity the right to practice and have practiced on their behalf, the Patent Rights for research, clinical, and educational purposes and/or as necessary to comply with any applicable governmental requirements or guidelines governing the use and sharing of research materials; and (b) all rights not expressly granted in Sections 2.1.

2.3 Further Restrictions. UFRF has not authorized the manufacture, use, sale or import of any products or processes other than royalty-bearing Licensed Products made, used, offered for sale, sold and imported in compliance with the terms of this Agreement. Unauthorized activities may constitute infringement. Nothing contained in this Agreement shall be construed as conferring, by implication, estoppel or otherwise, upon either party, any party in privity with a party, or any customer of any of the foregoing, any right, title or interest under any Patent Rights or other intellectual or tangible property right at any time, except for those rights expressly granted in Sections 2.1, including any rights outside the Licensed Field. If a third party is using or selling Licensed Products arising hereunder outside the Licensed Field, or otherwise in violation of this Agreement, then Licensee shall terminate any arrangement regarding the Patent Rights and Licensed Product that it has with such third party and cease all sale, lease or other transfer or use of Licensed Products to or with such third party.

2.4 Sublicense Rights.

(a) Provided that Licensee is in compliance with this Agreement and subject to the terms and conditions of this Agreement and Licensee’s and third party’s compliance therewith, Licensee shall have the right to grant Sublicenses to third parties. Each Sublicense shall be in writing, be in compliance with the terms and conditions of this Agreement, name UFRF as a third party beneficiary, and shall not be transferable, including by further sublicensing, without the written consent of UFRF. If an Affiliate desires to practice any of the rights licensed hereunder or if Licensee permits the making, offering for sale, using, selling or importing of Licensed Product by any third party, including an Affiliate, then Licensee shall execute a Sublicense with such Affiliate or other third party . Licensee shall have the same responsibility for the activities of a Sublicensee as if the activities were directly those of Licensee and any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach of this Agreement by Licensee.

(b) Licensee shall notify UFRF within [**] of the initiation of negotiations with any potential Sublicensee. Licensee shall provide UFRF with a final un-redacted copy of each Sublicense and any amendment thereto within [**] after execution, and provide UFRF [**] a copy of all reports from any Sublicensees regarding Licensed Products and/or payments made under each Sublicense. UFRF’s receipt of these copies shall not be deemed to imply that the agreements or reports are in compliance with the requirements under this Agreement or approval of their contents by UFRF.

2.5 United States Government Rights. UFRF may have obtained and/or may in the future obtain funding for the Patent Rights from an agency of the United States government. Rights granted in this Agreement are limited by and subject to the rights and requirements of the government which may attach as a result of such funding, including as set forth in 35 U.S.C. §200, 37 C.F.R. Part 401 (“Bayh-Dole Act”). The terms of this Agreement shall be unilaterally amended as required to comply with the Bayh-Dole Act. Licensee agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing UFRF information requested to enable it to meet its compliance requirements, and to substantially manufacture Licensed Products and products produced through the use of Licensed Products in the United States, unless that requirement is waived.

Section 3 Diligence Obligations

3.1 Diligent Efforts. Licensee has or will obtain the expertise necessary and shall use commercially reasonable efforts to diligently develop, commercialize and maintain supply of Licensed Products in at least all major market countries within the license granted hereunder (together “Diligent Efforts”.

3.2 Development Plan and Development Reports. Licensee has provided UFRF with the Development Plan pursuant to which Licensee intends to develop and commercialize Licensed Products. On or before [**] of each calendar year, beginning after the first anniversary of the Effective Date of this Agreement, Licensee shall provide UFRF with a written Development Report that describes in detail as of that reporting period, all development and commercialization activities for each Licensed Product and, at least [**] before commencement of commercial production of Licensed Products, specifics of planned manufacturing or production, together with an updated Development Plan for the next annual period. No more than [**], UFRF shall have the right, at its own cost, to audit Licensee’s records relating to development of Licensed Products to confirm compliance with the terms of this Agreement. Licensee’s failure to perform substantially in accordance with the then-current Development Plan or meet any diligence milestone constitutes, in each case, shall be a breach of this Agreement.

3.3 Diligence Milestones.

(a) In partial satisfaction of its obligations to bring Licensed Products to market, Licensee shall achieve the diligence milestones set forth below within the time specified for each milestone. Licensee shall notify UFRF in writing within upon the achievement of each milestone and the actual date of such achievement. Upon achievement of the Diligence Milestone “[**],” the Parties shall agree on a Completion Date for Diligence Milestones marked as “TBD” and additional milestones, if necessary, to maintain a minimum of one milestone approximately every [**].

Diligence Milestone	Completion Date
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b) Licensee may request an extension of any milestone due date. UFRF shall consider in good faith whether to extend such milestone provided that Licensee has evidenced Diligent Efforts to achieve the milestone by the date due. Licensee shall make an extension request in writing at least [**] prior to the specified due date, fully describing Licensee’s efforts to achieve the milestone to date, future plans and expected timing to achieve the milestone, and reasons it believes the extension is necessary. If UFRF agrees to grant the requested extension, such agreement not to be unreasonably withheld, then UFRF and Licensee shall negotiate the specific terms of extension in good faith, which may include financial consideration.

3.4 Additional Applications. If UFRF notifies Licensee in writing with information demonstrating the potential feasibility of a particular Licensed Product, market, or application in the Licensed Field or a territory that Licensee is not pursuing (each an “Additional Application”) or that a third party is interested in pursuing an Additional Application, then Licensee shall inform UFRF in writing within [**] after the notice whether Licensee elects to develop the Additional Application, execute a Sublicense with the third party to do so, or decline to pursue the Additional Application. If Licensee elects to: (a) develop the Additional Application, then Licensee shall within [**] submit an updated Development Plan reasonably acceptable to UFRF that covers the Additional Application; (b) execute a Sublicense with the third party, then Licensee shall promptly initiate the negotiations and conclude the Sublicense on commercially reasonable terms within a reasonable period of time; and/or (c) decline to develop the Additional Application, or fails to execute a Sublicense with the third party, then, upon written notice from UFRF to Licensee, the license under the Patent Rights applicable to such Additional Application shall cease without the requirement of a further writing or, at UFRF’s option, the license thereto shall be converted to nonexclusive, and in each case, thereafter UFRF will be entitled to directly license any third party for the Additional Application under the applicable Patent Rights.

Section 4 Financial Consideration

4.1 License Issue Fee. Following receipt of an invoice, Licensee shall pay to UFRF a non-refundable, non-creditable license issue fee of $100,000 within [**] of the Effective Date.

4.2 Annual License Maintenance Fee. Licensee shall pay to UFRF a non-refundable, non-creditable annual license maintenance fee of $[**] within [**] of receiving an invoice on or before each anniversary of the Effective Date, commencing on the first anniversary until the issuance of any of the Patent Rights in the US or European Patent Office, including in any individually nationalized European Patent Office countries (“EPO”). Thereafter, Licensee shall pay to UFRF a non-refundable, non-creditable annual license maintenance fee of $[**] within [**] of receiving an invoice on or before each anniversary of the Effective Date, ending in the year the first Net Sales of a Licensed Product is achieved.

4.3 Royalties.

(a) Royalty on Licensed Products. Licensee shall pay to UFRF earned royalties calculated as a percentage of Net Sales at the rate of [**]% of Net Sales of Licensed Products.

(b) Third Party Royalty Offset. If Licensee is required to pay royalties to a third party who is not an Affiliate or Sublicensee in order to make or sell Licensed Products as a result of: (a) governmental laws; (b) settlement agreements; (c) a final non-appealable judgment in an infringement action; or (d) good faith determination by Licensee that infringement will occur without a license and UFRF concurs; then Licensee may credit against royalties otherwise due to UFRF [**]% of the amount actually paid to the third party in the applicable reporting period, up to a maximum credit of [**]% of the amount otherwise due to UFRF, provided however, that in no case shall the royalty rate due to UFRF be reduced to below [**]%.

(c) Final Issued Patent Rights. On a country-by-country basis, at such a time as Patent Rights issue and no additional Valid Claims are pending in that country, [**], then royalties owed to UFRF under section 4.3(a)above will be increased by [**]% each in that country.

4.4 Minimum Royalty.

(a) Beginning with the calendar year in which the first Net Sales of a Licensed Product has occurred, Licensee shall pay to UFRF the non-refundable minimum annual royalty according to the table below in quarterly installments. The minimum royalty payment may be prorated in the first year due to reflect a partial year. The minimum royalty payment shall be fully creditable against earned royalties due to UFRF under Section 4.3 for the same calendar year, but shall not be creditable against any other payment due under this Agreement, including past or future earned royalties that may be or may become due.

Year	Minimum Royalty
[**]	$	[	**]
[**]	$	[	**]
[**]	$	[	**]

(b) Final Issued Patent Rights. At such a time as all Patent Rights issue and no additional Valid Claims are pending, [**], then minimum royalty owed to UFRF under section 4.4(a) above will be [**].

4.5 Milestone Payments. Licensee shall pay to UFRF the non-refundable, non-creditable milestone payments upon the events and in the amounts specified below, whether reached by Licensee or a Sublicensee. Licensee shall promptly notify UFRF upon the achievement of each of the development milestones and the actual date of such achievement, and submit the payment amount to UFRF within [**] the date of achievement.

(a)	Product development milestones, due upon the first achievement of each milestone for each Licensed Product:

Milestone	Payment
[**]	[	**]
[**]	[	**]
[**]	[	**]

(b)	Sales or corporate milestones, due only once upon the first achievement of each milestone:

Milestone	Payment
[**]	[	**]
First occurrence of worldwide Net Sales of Licensed Product(s) exceed $[**] in a calendar year	[	**]
First occurrence of worldwide Net sales of Licensed Product(s) exceed $[**]	[	**]

(c) Final Issued Patent Rights. At such a time as a Milestone as specified in 4.5(a) or (b) is met, if all Patent Rights issue or have issued and no additional Valid Claims are pending, [**] then milestone payment owed to UFRF under section 4.5(a) and 4.5(b) above will be [**].

4.6 Sublicense Payments.

(a) Licensee shall pay to UFRF a percentage of Sublicensing Revenue according to the table below. Licensee shall promptly notify UFRF of each payment of Sublicensing Revenue and submit payment to UFRF within [**] from the date of receipt by Licensee. Licensee may not receive consideration under the Sublicense from Sublicensees anything of value in lieu of cash payments without the express prior written permission of UFRF.

[**]%	[**]
[**]%	[**]
[**]%	[**]

(b) Treatment of Royalties on Sublicensee Net Sales. Licensee shall pay UFRF a royalty on Net Sales as provided in Section 4.3, whether such Net Sales were achieved by Licensee or any Sublicensee, which royalties are excluded from Sublicensing Revenue. Any amount received by or payable to the Licensee based on Sublicensee Net Sales in excess thereof (“Excess Royalty”) is Sublicensing Revenue and Licensee shall pay UFRF the applicable percentage for set forth in Section 4.6, provided however that payments to UFRF for Excess Royalty shall be capped at an additional [**]% of Sublicensee Net Sales paid to UFRF. For purpose of clarity, the following examples are illustrative:

(i) Licensee receives a [**]% royalty on Net Sales from a Sublicensee; the applicable royalty rate under Section 4.3 is [**]%; and Licensee owes UFRF [**]% of Sublicensing Revenue under Section 4.6. In this hypothetical example, Licensee would owe UFRF a payment on [**].

(ii) Licensee receives a [**]% royalty on Net Sales from a Sublicensee; the applicable royalty rate that Licensee owes UFRF under Section 4.3 is [**]%; and Licensee owes UFRF [**]% of Sublicensing Revenue under Section 4.6. In this second hypothetical example, Licensee would owe UFRF a payment on [**].

(c) Final Issued Patent Rights. At such a time as Sublicensed Patent Rights issue and no additional Valid Claims are pending, [**], then [**] owed to UFRF under Section 4.6(a) will be [**].

(d) In the event that the Patent Rights are sublicensed as a bundle with other any other intellectual property necessary to make, use or sell a Licensed Product, the payments to UFRF on account of Sublicensing Revenue will be by Licensee on the commercially reasonable value attributable to the Patent Rights within the bundle. This value will be determined in good faith. If UFRF reasonably disputes that valuation, then UFRF and Licensee will negotiate in good faith and agree on such allocation of Sublicensing Revenue. If the Parties are unable to agree on such payments, at Licensee’s sole expense, they shall engage a mutually acceptable third party mediator to assist them in reaching agreement. In no event will the amount due to UFRF for Sublicensing Revenue be reduced by more than [**]% of the amount set forth in Section 4.6(a).

4.7 Patent Issuance Fee. Licensee shall pay to UFRF a one-time, non-refundable, non-creditable patent issue fee of $100,000 within [**] of the issuance of any of the Patent Rights in either the US or EPO, whichever occurs first.

Section 5 Reports, Records and Accounting

5.1 Payments and Reports.

(a) Royalty Payments and Reports. Within [**] after the end of each calendar quarter, Licensee shall pay to UFRF the quarterly installment of the minimum annual royalty due under Section 4.4 and royalties due under Section 4.3 in excess of the applicable minimum royalties paid. With each payment to UFRF, Licensee shall submit a report in the form shown in Appendix D, attached and incorporated herein, showing in sufficient detail for UFRF to verify the calculation how any amounts payable to UFRF have been calculated by Licensed Product on a per-country, product line, model or trade name basis. All reports shall contain a written representation signed by an executive officer of Licensee that the report is true and accurate, and fairly represents all amounts payable to UFRF. If no payment is owed to UFRF, Licensee shall submit to UFRF a certified statement so stating.

(b) Other Payments and Reports. Licensee shall submit the following payments and reports, as applicable, in accordance with the specified Section. All reports shall be in in sufficient detail for UFRF to verify the calculation and/or compliance and contain a written representation signed by an executive officer of Licensee that the report is true and accurate, and, if applicable, fairly represents all amounts payable to UFRF.

Item	Section
Development Report	Section 3.2
Updated Development Plan	Section 3.2
Diligence milestones	Section 3.3
Annual license maintenance fee	Section 4.2
Milestone payments	Section 4.5
Sublicensing Revenue	Section 4.6
Patent expense reimbursement	Section 7.2

(c) Small Entity Status. If Licensee or any Sublicensee or any of their respective Affiliates does not qualify as a “small entity” as that term is currently defined by the United States Patent and Trademark Office, then Licensee shall immediately notify UFRF in writing.

5.2 Records. Licensee shall keep and shall cause its Sublicensee(s) to keep complete, accurate and continuous records regarding activities and/or payments relating to this Agreement in sufficient detail to permit UFRF to verify the accuracy and completeness of the reports and payments submitted hereunder for at least [**] following the end of the calendar year to which they pertain or longer if required by federal law.

5.3 Audit. UFRF or its representatives may, upon reasonable notice during normal business hours, but no more than [**], audit, review and copy all the records of Licensee and its Sublicensees necessary to verify the accuracy and completeness of the reports and payments pertaining to this Agreement. Licensee shall make the records available at a single United States location if requested by UFRF. If the audit shows a payment deficiency, Licensee shall pay the deficiency with interest as provided in Section 5.5 within [**] of receiving notice. If a payment deficiency for any calendar year exceeds [**]% of amounts paid for that year, then Licensee shall pay UFRF’s out-of-pocket expenses incurred pursuant to this Section and any subsequent expense incurred to collect amounts due.

5.4 Accounting for Payments.

(a) All payments due under this Agreement are non-refundable and non-creditable except minimum royalties as provided in Section 4.4, and shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government or political subdivision with respect to any amounts payable to UFRF pursuant to this Agreement. Licensee is responsible for all wire/bank fees associated with all payments due to UFRF pursuant to this Agreement. Any amounts which remain unpaid after the date they are due to UFRF accrue interest from the due date at the rate of [**]% per month or the maximum rate permitted by law, whichever is lower. This interest provision is not a grant of permission for any payment delays and acceptance of late payments shall not negate or waive UFRF’s right to seek any other remedy, legal or equitable, to which it may be entitled. Licensee is responsible for repayment to UFRF of any attorney, collection agency, and other out-of-pocket expenses to collect overdue payments.

(b) Except as otherwise directed, Licensee shall pay all amounts owing to UFRF under this Agreement in United States dollars at the following address or by wire transfer. Licensee shall convert all monies owing in currencies other than United States dollars at the rate shown in the Federal Reserve Noon Valuation—Value of Foreign Currencies on the day preceding the payment date.

University of Florida Research Foundation, Incorporated

310 Walker Hall, PO Box 115500

Gainesville, Florida 32611-5500

Attention: Business Manager

Wire transfer instructions are available at: http://research.ufl.edu/ufrf/wiring.html

Section 6 Patent Prosecution

6.1 Responsibility. The preparation, filing, prosecution and maintenance of the Patent Rights shall be controlled by UFRF using counsel of its choice. UFRF will provide Licensee an opportunity to advise and comment on the preparation, prosecution and maintenance of the Patent Rights in the Licensed Field, which comments UFRF shall consider in good faith. If Licensee fails to provide comments within [**], then Licensee shall be deemed to have no comments. UFRF shall provide Licensee with copies of the documents sent to and received from the United States Patent and Trademark Office and foreign patent offices relating to Patent Rights, which shall be UFRF’s Confidential Information hereunder.

6.2 Support. Licensee shall pay UFRF: (a) $[**] within [**] of the Effective Date to reimburse costs and expenses associated with the Patent Rights prior to the Effective Date; (b) an amount to reimburse additional costs and expenses, if any, associated with the Patent Rights prior to the Effective Date that are not included in Subsection (a), within [**] of invoice from UFRF; and (c) all documented costs and expenses incurred by UFRF related to the preparation, filing, prosecution and maintenance of the Patent Rights, within [**] of invoice from UFRF.

6.3 Discontinuation of Support.

(a) Licensee may elect upon [**] prior written notice to UFRF to discontinue support for any patent or patent application within the Patent Rights. Upon receipt of notice by

UFRF, all rights in and to such patent or patent application shall revert to UFRF and such patent or patent application shall be excluded from the Patent Rights, along with all Patent Rights arising from the excluded patent application or patent without the requirement of a further writing, and may be freely licensed by UFRF to others without further obligation to Licensee. Licensee shall remain responsible for any costs or expenses incurred within the [**] notice period.

(b) In addition to and not in lieu of any other rights and remedies, UFRF shall have the right to exclude from the Patent Rights any patent or patent application for which Licensee fails to pay any invoice submitted by UFRF and does not cure the failure as provided for in Section 8.3(b). Upon notice from UFRF, the applicable patent(s) and/or patent application(s) shall revert to UFRF, and shall be excluded from the Patent Rights, along with all Patent Rights arising from the excluded patent application or patent, and may be freely licensed by UFRF to others without further obligation to Licensee.

6.4 Patent Term Extension. The parties shall cooperate in selecting a patent within the Patent Rights for which to seek a term extension and a Licensed Product for which to seek a supplementary protection certificate in accordance with the applicable laws of each country where there are Patent Rights. Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith.

6.5 Registration and Marking. Licensee agrees to: (a) register and give required notice concerning this Agreement, at its expense, in each country where an obligation under law exists to so register or give notice; and (b) mark the Licensed Products in such a manner as to conform with the patent laws and practice of any country of use, manufacture, shipment, sale or import, and the notice of License Field limitations set forth in Section 2.1. Upon reasonable request from UFRF, Licensee shall provide evidence of proper marking.

Section 7 Enforcement and Defense

7.1 Notice of Infringement. Each Party shall inform the other Party promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence of the alleged infringement. Upon notice of alleged infringement, the Parties shall promptly confer in good faith to develop a strategy for abatement of the alleged infringement with or without litigation, taking into consideration the impact of the alleged infringement outside the Licensed Field and on other licensees.

7.2 Right of Abatement. During the Term, UFRF shall have the first right but not the obligation to abate alleged infringement of the Patent Rights outside of the Licensed Field at its own expense and Licensee shall have the first right but not the obligation to abate the alleged infringement of the Patent Rights in the Licensed Field at its own expense. If Licensee elects not to abate an alleged infringement or to enforce the Patent Rights in the Licensed Field, or if Licensee is unsuccessful in persuading the alleged infringer to desist and elects not to continue with its efforts, then it shall so notify UFRF, and thereafter, UFRF may but is not obligated to take steps to abate the alleged infringement, including to prosecute at its own expense the alleged infringement of the Patent Rights in the Licensed Field.

7.3 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify UFRF in writing and UFRF may elect, upon written notice to Licensee within [**] after UFRF receives notice of the commencement of such action, to take over the sole defense of the action. If UFRF does not exercise this right and Licensee is the sole licensee of the Patent Rights, Licensee shall be responsible for the sole defense of the action at Licensee’s sole expense.

7.4 Cooperation. In any suit in which either party is involved to enforce or defend the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating the suit, cooperate in all reasonable respects, including joining a patent enforcement action as a party plaintiff if required by applicable law. If the non-enforcing Party is joined, the enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on such efforts, including determination of litigation strategy, and filing of important papers to the competent court. Licensee may not enter any settlement, consent judgment, or other voluntary final disposition of the suit without the prior, written consent of UFRF, which consent UFRF may not unreasonably withhold or delay, provided that the settlement, judgment or disposition does not impose any material obligation on or make any admission of fault by or limit the rights of UFRF or its Affiliates. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in any such proceedings or settlement.

7.5 Recovery. If Licensee undertakes the enforcement or defense of the Patent Rights, Licensee shall apply any recovery first in satisfaction of any unreimbursed expenses and legal fees relating to the suit (without limiting Licensee’s obligation of reimbursement of UFRF expenses and legal fees as they are incurred). The remaining balance from any recovery shall be treated as Sublicensing Revenue received by Licensee, except that for any portion which was awarded on the basis of lost profits, UFRF shall recover the royalty that UFRF would have received under this Agreement if the infringing sales had been made by Licensee. If UFRF undertakes the enforcement or defense of the Patent Rights in the Licensed Field, UFRF shall apply any recovery first in satisfaction of any unreimbursed expenses and legal fees relating to the suit. A percentage of the remaining balance from any recovery equivalent to the percentage of the Sublicensing Fee under Section 4.6(a) in effect at the time of the recovery shall be paid to the Licensee by UFRF. If UFRF undertakes the enforcement or defense of the Patent Rights outside the Licensed Field, all recovery shall be retained by UFRF.

7.6 Patent Challenge. If Licensee and/or any Sublicensee intends to directly or indirectly challenge the Patent Rights or UFRF’s ownership thereof, whether through a declaratory judgment action, opposition, post-grant proceeding or otherwise (“Challenge”), then Licensee shall: (a) give UFRF [**] prior written notice; (b) continue to make all payments due hereunder directly to UFRF and have no right to pay into escrow or other account any such amounts; and (c) if the Challenge is unsuccessful, reimburse UFRF for all reasonable legal fees and expenses incurred in its defense against the Challenge;. No payment made to UFRF is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the Challenge, even if the Challenge is successful or it is otherwise determined that the Patent Rights are invalid or unenforceable.

7.7 Co-Ownership Acknowledged. The parties acknowledge that the Patent Rights are co-owned by UCSF and UCSF’s rights are being separately licensed to Licensee (“UCSF License”). To the extent required by law, actions to enforce or defend the Patent Rights pursuant to this Agreement may require the involvement or consent of the UCSF. The terms of this Section 7 shall be interpreted to require the UCSF’s involvement and/or consent as may be required by law.

Section 8 Term and Termination

8.1 Term and Royalty Term.

(a) The term of this Agreement begins on the Effective Date and, unless earlier terminated in accordance with this Section 8, continues until the date of the last to expire Royalty Term (“Term”).

(b) Licensee’s obligation to pay royalties under this Agreement shall continue on a Licensed Product-by-Licensed Product and country-by-country basis until the last to expire of the Patent Rights covering the Licensed Product in that country (“Royalty Term”). The parties have specifically negotiated this Royalty Term taking into account, among other factors, the benefit that Licensee has derived from the use of the rights licensed hereunder and the fully-paid up license thereto after the end of the Royalty Term.

8.2 Termination by Licensee. Licensee may terminate this Agreement without cause at any time after the 3 month anniversary of the Effective Date by giving at least 45 days’ prior written notice to UFRF, and stating the reasons for termination in the notice.

8.3 Termination by UFRF.

(a) UFRF may terminate this Agreement immediately upon notice to Licensee if UFRF does not receive the license issue fee and patent expense reimbursement and, if applicable, certificates representing the Equity Interests to be issued to UFRF pursuant to this Agreement, within 30 days of the Effective Date following receipt of an invoice by Licensee.

(b) UFRF may terminate this Agreement upon written notice if the Licensee commits a breach and fails to remedy such breach within [**] after receiving written notice thereof. By way of example and not limitation, Licensee breach of this Agreement includes: (i) delinquent reports, payments or required documents as specified in any Section of this Agreement or submission of any false report; (ii) failure to meet the diligence requirements as specified in Section 3; and (iii) violation of any laws or regulations applicable to Licensed Products.

(c) Without limitation on its other rights and remedies, UFRF may terminate this Agreement immediately upon notice to Licensee upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay any monies due under this Agreement when due.

8.4 Immediate Termination. This Agreement shall immediately terminate, unless prohibited by applicable law, if the other party enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes any voluntary arrangement with any of its creditors, or ceases to carry on business, or any similar event under the law of any foreign jurisdiction. This Agreement cannot be assumed or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise.

8.5 Legal Proceedings. UFRF does not license its rights to entities that bring actions or proceedings against UFRF or its Affiliates and as such, UFRF may terminate this Agreement upon written notice if Licensee or any Sublicensee directly or indirectly bring any action or proceeding against UFRF or its Affiliates, unless such action or proceeding is for an uncured material breach of this Agreement by UFRF.

8.6 Licensee IP. In the event this Agreement is terminated prior to expiration, UFRF’s financial interest in and to the Patent Rights and its interest in the development and use of the Patent Rights for the public benefit may be harmed due to lost patent term and other factors. Upon termination of this Agreement prior to expiration of the Term, Licensee shall, within [**] of the effective date of termination:

(a) provide to UFRF a copy of, and grant UFRF a non-exclusive irrevocable, fully paid-up, perpetual, non-exclusive license to, all Licensee IP. UFRF shall be free to use Licensee IP for any and all uses in the course of developing Licensed Products and/or otherwise exploiting the Licensed Patents in such a way that does not result in commercial sale or license of Licensee IP.

(b) In the event UFRF enters into negotiation with a third party concerning the grant of a license to such third party under the Patent Rights formerly licensed to Licensee hereunder and third party has an interest in obtaining commercial rights to Licensee IP, UFRF shall provide written notice thereof to Licensee and Licensee shall enter into good-faith negotiations with such third party concerning the granting of commercial rights to, or transfer of title in, such Licensee IP to such third party on commercially reasonable terms.

8.7 Final Payment. Licensee shall submit a final report, including an accounting of all amounts that have accrued up to the date of such expiration or termination, and payment due to UFRF within [**] of the effective date of termination or expiration of this Agreement, or, if applicable, the Sell-Off Period, even though the due date has not been reached.

8.8 Sell-Off Period. Upon the termination of this Agreement other than by UFRF pursuant to Section 8.3, for a [**] period following the effective date of termination (“Sell-Off Period”) Licensee may sell finished or in-progress Licensed Products in its inventory at its usual price provided that Licensee makes the payments, submits the reports and otherwise performs as required by this Agreement. After the Sell-Off Period, Licensee shall destroy or, at UFRF’s request, transfer without charge or cost to UFRF all remaining Licensed Products.

8.9 Effect of Termination. Upon the termination of this Agreement, all rights granted immediately revert to UFRF. Upon termination or expiration of this Agreement and at the request of the disclosing party, all Confidential Information of the disclosing party shall be promptly returned or destroyed, at the disclosing party’s election; provided, however, one copy may be retained to evidence compliance herewith and electronic records maintained for archival purposes do not have to be destroyed.

8.10 Survival. The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including the following Sections:

•	Section 5 Reports, Records and Accounting

•	Section 8.9 Effect of Termination

•	Section 11 Indemnification and Insurance

•	Section 13 Use of Names

•	Section 15 Confidentiality

•	Section 17 Miscellaneous

Section 9 Assignability

9.1 Permission. This Agreement and/or Licensee’s obligations and/or benefits hereunder may not be transferred, delegated or assigned by Licensee except with the prior written consent of UFRF. Notwithstanding the foregoing, 9.1 the Licensee may assign or transfer this Agreement, without the consent of UFRF solely in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that a) such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement, b) Licensee gives UFRF a [**] prior written notice of assignment, and c) upon payment by Licensee to UFRF of a $[**] assignment fee. UFRF may transfer, delegate or assign this Agreement, the Patent Rights and/or its obligations and/or benefits hereunder without the consent of Licensee. Any attempted transfer or conveyance in contravention of this Agreement is null and void.

9.2 Consent. Consent to assignment by UFRF shall be conditioned on: (a) Licensee being in full compliance with this Agreement; and (b) that such assignee or transferee: (i) agrees in writing by to be bound by the terms and conditions of this Agreement; (ii) have greater net assets than does Licensee; (iii) is not adverse to UFRF or its Affiliates in any action, suit or dispute; and (iv) is not materially detrimental to the reputation of UFRF or its Affiliates.

9.3 Insolvency. Notwithstanding anything to the contrary in this Agreement, this Agreement cannot be assumed or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise including in connection with Licensee’s insolvency, liquidation, appointment over any assets related to this Agreement, voluntary or involuntary arrangement with any of its creditors, ceasing to carry on its business or any similar event under the law of any foreign jurisdictions, unless such assignee provides evidence satisfactory to UFRF that such assignee has the capability to perform as required by Sections 2.6 and 3.

Section 10 Dispute Resolution

10.1 Amicable Meeting. If a dispute arises between the parties relating to this Agreement, including the grounds for the termination thereof, the parties agree that the first recourse shall be to promptly attempt to amicably resolve the dispute with a sufficiently authorized member of each party.

10.2 Mandatory Procedures. Prior to initiating any administrative or judicial proceeding with respect to a dispute relating to this Agreement, other than payments made or due hereunder or for injunctive relief to enforce the provisions of Sections 10 or 15.3, each party shall first comply with the procedures set forth in this Section 10.2.

(a) A party asserting the existence of a dispute shall provide written notice of to the other party with a statement of the facts and any documents relevant to the disputed issue. Within [**] after the date of that notice, senior representatives of the parties shall convene at a mutually convenient location and engage in good faith negotiations to resolve the dispute. In the case of UFRF, that representative is the Director of Technology Licensing. In the case of Licensee, that representative is the Chief Executive Officer.

(b) If either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give written notice to the other party stating with particularity the issues that remain in dispute and its proposed resolution.

(c) Not more than [**] after the notice of impasse, the President of UFRF and the Chief Executive Officer of the Licensee shall meet at a mutually convenient location and engage in good faith negotiations to resolve the disputed issues.

(d) If any issue is not resolved at or within [**] after the meeting of the President and Chief Executive Officer, this Agreement shall no longer prohibit either party from filing appropriate administrative or judicial proceedings with respect to the issue in dispute.

10.3 Non-Waiver. The parties are not waiving their right to seek and obtain specific performance, injunctive relief or any other equitable remedy that may be available. The parties agree to consider in good faith any proposals to address disputed issues through alternative dispute resolution. The prevailing party in any dispute resolution proceeding or action may seek reimbursement of its documented attorneys’ fees.

Section 11 Indemnification and Insurance

11.1 Indemnification. Licensee shall, at all times during the Term and thereafter, indemnify, defend and hold harmless UFRF, the University of Florida Board of Trustees, and their respective directors, trustees, officers, employees, independent contractors and agents, including the inventors of the Patent Rights, regardless of whether the inventors are associated with the University of Florida at the time of the claim (“Indemnitees”), from and against any and all claims, losses, damages and/or liabilities of any kind whatsoever, as well as costs and expenses, including reasonable attorneys’ fees and court costs, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of or relating to: (a) Licensee’s breach of this Agreement and/or Sublicensees’ breach of their respective agreements pertaining to the subject matter of this Agreement; (b) the exercise of any right granted, including exhaustion of UFRF’s rights in patents other than the Patent Rights as licensed; (c) the manufacture, sale, offer for sale, importation, marking, exportation, use, marketing, or advertisement of Licensed Products, and related product liability therefrom; (d) any act or omission of negligence or willful misconduct by Licensee and/or Sublicensees; and/or (e) the death of or injury to person(s) or property damage relating to the subject matter of this Agreement. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend the interests of the Indemnitees. Licensee shall not settle or compromise any claim or allegation subject to indemnification hereunder in a manner that imposes any material obligation on, or makes any admission of fault by, Indemnitees (including compromising the validity or enforceability of Patent Rights). Indemnitees will cooperate as reasonably requested, at the expense of Licensee, in the defense of the action.

11.2 Insurance. Licensee has now and shall maintain insurance coverage appropriate to ensure its obligations under this Agreement that names the Indemnitees additional insureds. Within [**] after the execution of this Agreement and thereafter by [**] of each calendar year, Licensee will provide evidence of adequate insurance coverage to UFRF. Licensee shall provide UFRF with an update upon reasonable request by UFRF or as part of the Development Report of any material change in or cancellation of the insurance coverage.

Section 12 Warranties and Disclaimers.

12.1 Warranties. Each party represents and warrants that: (a) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute, deliver and perform this valid and binding agreement in accordance with the terms and conditions herein, including that the person signing this Agreement has the authority to execute this Agreement on behalf of the party; and (b) it shall comply with any applicable international, national, or local laws and regulations in its performance under this Agreement.

12.2 Licensee Statements. Licensee further represents and warrants that it: (a) shall diligently pursue the development, manufacture, and sale of Licensed Products throughout the Term; (b) now maintains and shall continue to maintain throughout the term and beyond insurance coverage as set forth in Section 11.2; and (c) is and shall be at all times during the Term a valid legal entity existing under the law of its state of formation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

12.3 Disclaimer of Warranties.

(a) LICENSEE ACKNOWLEDGES AND AGREES THAT ALL PROPERTY, WHETHER TANGIBLE OR INTANGIBLE, LICENSED HEREUNDER IS LICENSED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION, INDEMNIFICATION OR WARRANTY. NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED TO BE: (I) AN OBLIGATION FOR UFRF TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OF PATENT RIGHTS; (II) AN OBLIGATION FOR UFRF OR THE UNIVERSITY OF FLORIDA TO FURNISH KNOW-HOW OR SERVICES OTHER THAN THOSE SPECIFIED IN THIS AGREEMENT; OR (III) A WARRANTY OR REPRESENTATION BY UFRF THAT IT WILL NOT GRANT LICENSES TO OTHERS TO MAKE, USE OR SELL PRODUCTS OR PROCESSES THAT ARE NOT COVERED BY THE CLAIMS OF THE PATENT RIGHTS IN THE LICENSED FIELD EVEN IF SUCH PRODUCTS OR PROCESSES MAY BE SIMILAR OR COMPETE WITH PRODUCTS MADE OR SOLD BY LICENSEE.

(b) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 12.1, UFRF MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS, THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS AND THAT AN EXPORT CONTROL LICENSE IS NOT REQUIRED, OR THAT IF REQUIRED, IT WILL BE ISSUED.

(c) UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS AND /OR PRODUCTS INCORPORATING OR MADE BY USE OF LICENSED PRODUCTS.

(d) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS AND USE, PROVIDED THAT NOTHING SHALL LIMIT UFRF’S REMEDIES OR ABILITY TO RECOVER DAMAGES, INCLUDING INCREASED DAMAGES FOR WILLFUL INFRINGEMENT OR MISAPPROPRIATION, IN THE EVENT IT ASSERTS ITS INTELLECTUAL PROPERTY RIGHTS.

Section 13 Use of Names

Licensee may not use the names or logos of UFRF or the University of Florida, nor of any of their respective employees or agents, including any inventor of Patent Rights, nor any adaptation of those names, in any promotional, advertising or marketing materials or any other form of publicity, or to suggest any endorsement by these entities or individuals, without the prior written approval of UFRF in each separate case, except that the parties may state that Licensee is licensed under the Patent Rights. A party may issue a press release or other form of public announcement regarding the execution of this Agreement only after the other party has given its written approval, which approval will not be unreasonably withheld.

Section 14 Notices

The parties shall provide any notice required to be given pursuant to this Agreement in writing to the addresses listed in this Section 14. Notice is effective on the day it is delivered personally with written receipt from an authorized signatory, on the second day after the day on which the notice has been delivered for next day delivery prepaid to a nationally recognized courier service, on the fifth business day following deposit in the United States mail if sent certified or registered mail (return receipt acknowledgement is not required to certify delivery). Notice of late payments or reports are sufficiently delivered when sent by email only, effective on the day sent if confirmation is received.

If to UFRF:

President

University of Florida Research Foundation, Incorporated

223 Grinter Hall University of Florida

P. O. Box 115500

Gainesville, FL 32611-5500

with a copy to:

Office of Technology Licensing University of Florida

Attn: Director (Rm. 112)

747 SW 2nd Avenue

Post Office Box 115575

Gainesville, Florida 32611-5575

If to Licensee: Legal Department Decibel Therapeutics, Inc. 1325 Boylston St., Suite 500 Boston, MA 02215

Section 15 Confidentiality

15.1 Treatment of Confidential Information. The parties have executed the confidentiality agreement [**] (“CDA”) that expired [**] as prescribed in the first amendment, subject to the surviving obligations therein. Confidential Information disclosed under the CDA shall be deemed Confidential Information under this Agreement. The receiving party: (a) shall use the disclosing party’s Confidential Information only as necessary to perform its obligations set forth in this Agreement; (b) shall not disclose the disclosing party’s Confidential Information to any third party other than as provided in Section 15.2; and (c) shall protect the disclosing party’s Confidential Information with the same degree of care that it exercises with its own Confidential Information but in no event less than a reasonable degree of care. These obligations of nonuse and nondisclosure remain effective for [**] after the termination or expiration of this Agreement. The terms of this Agreement are Confidential Information of UFRF.

15.2 Right to Disclose.

(a) To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, receiving party may disclose disclosing party’s Confidential Information to third parties on the condition that each such entity agrees to maintain Confidential Information for at least as long as and to the same extent as receiving party is required and is permitted to use the Confidential Information only to the extent receiving party is entitled to use the Confidential Information, and receiving party remains liable for the third party’s compliance. In no event shall Licensee or anyone receiving Confidential Information from Licensee use such Confidential Information in any manner detrimental to UFRF, its Affiliates, or their rights. UFRF shall have the right to use and disclose the regulatory filings, patent rights and related information and data described in Section 8.6 for the purposes set forth therein.

(b) If receiving party is required by law, regulation, or court order to disclose any of the Confidential Information, then it may do so provided that it had promptly notified the disclosing party and had reasonably assisted the disclosing party in obtaining a protective order or other remedy of disclosing party’s election and expense.

15.3 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use, or transfer of their Confidential Information, the parties agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Section 15. In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 15 without obligation to show monetary damages in connection.

Section 16 Compliance

16.1 Regulatory Matters. Licensee shall have the sole obligation for compliance with, and shall ensure that any of its Sublicensees comply with, all local, state, federal, and international laws and regulations that are applicable to the development, manufacture, use, and sale of Licensed Products. Without limiting the generality of the foregoing:

(a) Licensee acknowledges that it is subject to and agrees to abide by United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of those items may require a license from the cognizant agency of the United States Government or written assurances by Licensee that it will not export items to certain foreign countries or persons without prior approval by that agency. UFRF neither represents that a license is or is not required nor that, if required, it will be issued.

(b) Licensee shall obtain all necessary approvals from the United States Food & Drug Administration, Environmental Protection Agency, Department of Agriculture and any similar governmental authorities of foreign jurisdictions in which Licensee intends to make, use, import or sell Licensed Products.

16.2 University Rules and Regulations.

(a) Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees, or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rules regarding outside activities and financial interests, including as set forth in University of Florida Regulation 1.011, the University of Florida’s Intellectual Property Policy, and any applicable conflicts of interests management plan. Any term of an agreement between Licensee and University of Florida personnel which seeks to vary or override the personnel’s obligations to the University of Florida may not be enforced without the express written consent of authorized representatives of both the University of Florida Board of Trustees and UFRF. Licensee is hereby notified that University of Florida personnel are obligated to resolve any conflict between the interests of the University of Florida and Licensee according to the rules, guidelines, and policies of the University of Florida.

(b) University of Florida policies may require supplementary approvals for participation in clinical trials involving technology invented at the University. Accordingly, Licensee shall notify UFRF prior to commencing any clinical trials at the University of Florida or its affiliated medical facilities.

Section 17 Miscellaneous

17.1 Governing Law. The parties agree to remain silent on governing law. Nothing in this Agreement is intended or shall be construed as a waiver of sovereign immunity by UFRF or the University of Florida. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties and the University of Florida and their permitted successors and assigns and shall not be construed as conferring any rights to any other entity.

17.2 Independent Contractors. The parties are independent contractors and not agents, joint venturers, employers or partners, and neither party shall have the right or authority to obligate or bind the other party on its behalf.

17.3 Integration. This Agreement, including any appendices and/or exhibits incorporated herein, constitutes the full understanding between the parties with reference to its subject matter, and supersedes all prior communications, agreements or understandings, written or oral. Neither party may claim any amendment, modification, or release from any provisions of this Agreement, unless the mutual agreement is in writing and signed by both parties, except as set forth in Section 2.6, 3.4 and 6.3. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver, or excuse a similar or subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed against the drafter.

17.4 No Security Interest. Licensee may not encumber or otherwise grant a security interest in any of the rights granted under this Agreement.

17.5 Final Execution. The submission of this Agreement is not an offer, and this document is effective and binding only upon the execution by duly authorized representatives of both Licensee and UFRF. Copies of this Agreement that have not been executed and delivered by both UFRF and Licensee do not evidence an agreement between the parties.

17.6 Electronic Copies. This Agreement may be executed in any number of counterparts which, when taken together, constitute one original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each party consents to be bound by photocopy, facsimile or electronic signatures of its authorized representatives.

The parties have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INCORPORATED	Decibel Therapeutics, Inc.

/s/ Jim O’Connell	By:	/s/ Laurence Reid
Jim O’Connell Director, UF Innovate | Tech Licensing	Laurence Reid Chief Executive Officer

Date: 10/29/2020	Date: October 29 , 2020